UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2018

AGENUS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Forbes Road

Lexington, MA 02421

(Address of principal executive offices, including zip code)

(781) 674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 20, 2018, Agenus Inc. (“Agenus”) and Gilead Sciences, Inc. (“Gilead”) entered into a series of agreements, as described below, to collaborate on the development and commercialization of up to five novel immuno-oncology therapies. Pursuant to the terms of the Transaction Agreements (as defined below), Agenus will receive an upfront cash payment from Gilead of $120.0 million and Gilead will make a $30.0 million equity investment in Agenus. Agenus will also be eligible to receive up to $1.7 billion in aggregate potential milestones.

License Agreement

Pursuant to the terms of a license agreement between the parties (the “License Agreement”), Agenus grants Gilead an exclusive, worldwide license under certain of Agenus’ intellectual property rights to develop, manufacture and commercialize Agenus’ preclinical bispecific antibody, AGEN1423, in all fields of use. Agenus expects to file an investigational new drug (“IND”) application for AGEN1423 by year-end 2018 and prior to closing of the transaction. Pursuant to the terms of the License Agreement, Gilead will be responsible for all of the development, manufacture and commercialization costs for any products that Gilead may develop under the License Agreement. In addition, Gilead will also receive the right of first negotiation for two of Agenus’ undisclosed, preclinical antibody programs. The License Agreement will continue until all of Gilead’s applicable payment obligations under the License Agreement have been performed or have expired, or the agreement is earlier terminated. Under the terms of the License Agreement, Agenus and Gilead each have the right to terminate the agreement for material breach by, or insolvency of, the other party. Gilead may also terminate the License Agreement in its entirety, or on a product-by-product or country-by-country basis, for convenience upon ninety (90) days’ notice. Pursuant to the terms of the License Agreement, Agenus is eligible to receive potential development and commercial milestones of up to $552.5 million in the aggregate, as well as tiered royalty payments on aggregate net sales ranging from the high single digit to mid-teen percent, subject to certain reductions under certain circumstances as described in the License Agreement.

Option and License Agreements

Pursuant to the terms of two separate option and license agreements between the parties (each, an “Option and License Agreement” and together, the “Option and License Agreements”), Agenus grants Gilead exclusive options to license exclusively (“License Option”) Agenus’ preclinical bispecific antibody, AGEN1223, and Agenus’ preclinical monospecific antibody, AGEN2373 (together, the “Option Programs”), during the respective Option Periods (defined below). Pursuant to the terms of the Option and License Agreements, Agenus has agreed to grant Gilead an exclusive, worldwide license under certain of Agenus’ intellectual property rights to develop, manufacture and commercialize AGEN1223 or AGEN2373, as applicable, in all fields of use upon Gilead’s exercise of the applicable License Option. Agenus filed an IND for AGEN1223 in December 2018 and expects to file an IND for AGEN2373 in the first half of 2019. Gilead is entitled to exercise its License Option for either or both Option Programs at any time up until ninety (90) days following Gilead’s receipt of a data package with respect to the first complete Phase 1b clinical trial for each Option Program (the “Option Period”). During the Option Period, Agenus will be responsible for its costs and expenses related to the development of the Option Programs. After Gilead’s exercise of a License Option, if at all, Gilead would be responsible for all development, manufacture and commercialization activities relating to the relevant Option Program at Gilead’s cost and expense.

During the Option Period, Agenus is eligible to receive milestones of up to $30.0 million in the aggregate. If Gilead exercises a License Option, it would be required to pay an upfront license exercise fee of $50.0 million for each License Option that is exercised. Following any exercise of a License Option, Agenus would be eligible to receive additional development and commercial milestones of up to $520.0 million in the aggregate for each such Option Program, as well as tiered royalty payments on aggregate net sales ranging from the high single digit to mid-teen percent, subject to certain reductions under certain circumstances as described in each License and Option Agreement. For either, but not both, of the Option Programs, Agenus will have the right to opt-in to share Gilead’s development and commercialization costs in the United State for such Option Program in exchange for a profit (loss) share on a 50:50 basis and revised milestone payments. If Agenus opts-in under one Option and License Agreement, Agenus’ right to opt-in under the other Option and License Agreement automatically terminates.

Unless earlier terminated, each Option and License Agreement will continue until the earlier of (i) the expiration of the Option Period, without Gilead’s exercise of the License Option; and (ii) the date all of Gilead’s applicable payment obligations under the Option and License Agreement have been performed or have expired. Under the terms of each Option and License Agreement, Agenus and Gilead each have the right to terminate the agreement for material breach by, or insolvency of, the other party. Gilead may also terminate an Option License Agreement in its entirety, or on a product-by-product or country-by-country basis for convenience upon ninety (90) days’ notice.

Stock Purchase Agreement

Pursuant to the terms of a stock purchase agreement between the parties (the “Stock Purchase Agreement”), Gilead agreed to purchase 11,111,111 million shares of Agenus common stock (the “Shares”) for an aggregate purchase price of $30.0 million, or $2.70 per share. Gilead will own approximately 8.5% of the outstanding shares of Agenus common stock after such purchase. Under the Stock Purchase Agreement, Gilead has agreed (i) not to dispose of any of the Shares for a period of 12 months, (ii) to certain standstill provisions that generally preclude it from acquiring more than 15% of Agenus’ outstanding voting stock after taking into account the purchase of the Shares and (iii) to vote the Shares in accordance with the recommendations of the Agenus board of directors in connection with certain equity incentive plan or compensation matters for a period of 12 months. Agenus has agreed to register the Shares for resale under the Securities Act of 1933, as amended (the “Securities Act”).

The License Agreement, the Option and License Agreements and the Stock Purchase Agreement (collectively, the “Transaction Agreements”) include customary representations and warranties, covenants, indemnification obligations and closing conditions for transactions of this nature. Closing of the transactions contemplated by the Transaction Agreements is scheduled to occur simultaneously and no later than on the third business day after the parties receive clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, subject to the satisfaction or waiver of certain representations and covenants made by each party.

The foregoing descriptions of the Transaction Agreements do not purport to be complete and are qualified in their entirety by reference to the text of the Transaction Agreements, which will be filed as exhibits to Agenus’ Annual Report on Form 10-K for the year ending December 31, 2018.

On December 20, 2018, Agenus issued a press release relating to the Transaction Agreements. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02 in its entirety. The Shares are to be sold to Gilead in reliance upon an exemption from registration afforded by Section 4(2) of the Securities Act of, and Rule 506 of Regulation D promulgated thereunder, as the transaction does not involve any public offering. Gilead has represented to Agenus that it is an “accredited investor” within the meaning of Regulation D.

Item 8.01	Other Events.

On December 19, 2018, Agenus filed a prospectus supplement with the U.S. Securities and Exchange Commission in connection with the offer and sale of up to 30,000,000 shares (the “Placement Shares”) from time to time in “at the market” offerings pursuant to an At Market Issuance Sales Agreement with B. Riley FBR, Inc. (the “Sales Agent”), dated as of May 11, 2018 (the “Agreement”). Sales pursuant to the Agreement will be made only upon instructions by Agenus to the Sales Agent, and Agenus cannot provide any assurances that it will issue any Placement Shares pursuant to the Agreement.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is incorporated herein by reference. A copy of the opinion of Ropes & Gray LLP relating to the legality of the issuance and sale of the Placement Shares is attached as Exhibit 5.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Sales Agreement dated May 11, 2018 by and between Agenus Inc. and B. Riley FBR, Inc. Incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed by the Company on May 11, 2018.

5.1	Opinion of Ropes & Gray LLP

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

99.1	Press release issued by Gilead Sciences, Inc. and Agenus Inc. dated December 20, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2018	Agenus Inc.

	By:	/s/ Garo H. Armen
Garo H. Armen Chairman and CEO